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                                                                    EXHIBIT 99.1

INVESTOR RELATIONS CONTACTS:                          PUBLIC RELATIONS CONTACTS:
Randi Paikoff Feigin                                  Kathy Durr
Tel: 408-745-2371                                     Tel: 408-745-5058
randi@juniper.net                                     kdurr@juniper.net

                 ADDITIONAL ZERO COUPON CONVERTIBLE SENIOR NOTES

Sunnyvale, CA - June 3, 2003 -- Juniper Networks, Inc. (NASDAQ: JNPR) today announced that the initial purchaser has exercised its option to acquire an additional $50 million principal amount of zero coupon convertible senior notes due 2008. The notes will be convertible, under certain circumstances, into common stock of Juniper Networks. Juniper Networks expects to use the net proceeds for general corporate purposes, which may include acquisitions and repurchases of its outstanding subordinated notes or its common stock.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The notes and the shares of common stock of Juniper Networks issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.